                                                                 Exhibit 23.3(b)


                         CONSENT OF INDEPENDENT AUDITORS





We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 11, 2004 [except for note 20 which is as at November 19, 2004], with respect to the consolidated financial statements of Microcell Telecommunications Inc. included in the Registration Statement [Form F-4] and related prospectus of Rogers Wireless Inc. for the registration of Cdn$460,000,000 7.625% Senior (Secured) Notes Due 2011, US$550,000,000 Floating
Rate Senior (Secured) Notes Due 2010, US$470,000,000 7.25% Senior (Secured) Notes Due 2012, US$550,000,000 7.50% Senior (Secured) Notes Due 2015 and US$400,000,000 8.00% Senior Subordinated Notes Due 2012.


                                                           /s/ Ernst & Young LLP
Montreal, Canada,                                          Chartered Accountants
November 30, 2004.